Exhibit 10.2

EXELIS INC.

2011 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Cash-Settled)

THIS AGREEMENT (the “Agreement”), effective as of the [XX] day of [Month, Year], by and between Exelis Inc. (the “Company”) and [name] (the “Grantee” or “Executive”), WITNESSETH:

WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.	Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on [Month, Day, Year] (the “Grant Date”) to the Grantee of #,### Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in shares of common stock of the Company (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock of the Company (a “Share”)).

The Restricted Stock Units represent an unfunded, unsecured right to receive a cash payment in respect of such notional units (any such cash payment, a “Cash Settlement Payment”), and dividend equivalent payments pursuant Section 2(b) hereof, in each case in the future if the conditions set forth in the Plan and this Agreement are satisfied.

2.	Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:

(a)	Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.

(b)	Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units, including without limitation any right to vote any Shares subject to the notional units granted hereunder, or to receive dividends. Dividend equivalents shall be earned with respect to each Restricted Stock Unit that vests. The amount of dividend equivalents earned with respect to each such Restricted Stock Unit that vests shall be equal to the total dividends declared on a Share where the record date of the dividend is between the Grant Date of this Award and the date a Cash Settlement Payment is made upon vesting of the Restricted Stock Unit. Any dividend equivalents earned shall be paid in cash to the Grantee when the Cash Settlement Payment due upon the vesting of the Restricted Stock Units is paid. No dividend equivalents shall be earned or paid with respect to any Restricted Stock Units that do not vest. Dividend equivalents shall not accrue interest.

(c)	Vesting of Restricted Stock Units and Payment. Subject to earlier vesting pursuant to subsections 2(d) and 2(e) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) on [Month, Day, Year], provided the Grantee has been continuously employed by the Company or an Affiliate on a full-time basis from the Grant Date through the date the Restricted Stock Units vest. Except as provided in subsections 2(j)(i) and 2(j)(ii) below, upon vesting of the Restricted Stock Units (including vesting pursuant to subsections 2(d) or 2(e) below), the Company will deliver to the Grantee (i) a Cash Settlement Payment equal to the Fair Market Value of the number of Shares equal to the number of Restricted Stock Units that have become so vested, with any fractional Share resulting from proration pursuant to subsection 2(e)(ii) to be rounded to a cash amount equal to the Fair Market Value of the nearest whole Share (with 0.5 to be rounded up) and (ii) an amount in cash attributable to any dividend equivalents earned in accordance with subsection 2(b) above, in all cases less any amount withheld in accordance with subsection 2(f) below. For the avoidance of doubt, continuous employment of a Grantee by the Company or an Affiliate for purposes of vesting in the Restricted Stock Units granted hereunder shall include continuous employment with the Company for so long as the Grantee continues working at such entity.

(d)	Effect of Acceleration Event. The Restricted Stock Units shall vest in full upon an Acceleration Event.

(e)	Effect of Termination of Employment. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), any Restricted Stock Units that are not vested at the time of such separation from service shall be immediately forfeited except as follows:

(i)	Separation from Service due to Death or Disability. If the Grantee’s separation from service is due to death or Disability (as defined below), the Restricted Stock Units shall immediately become 100% vested as of such separation from service. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(ii)

Separation from Service due to Retirement or Separation from Service by the Company for Other than Cause. If the Grantee’s separation from service is due to Retirement (as defined below) or an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), a prorated portion of the Restricted Stock Units shall immediately vest as of such separation from service (see “Prorated or Other Vesting Upon Retirement” below). Any remaining unvested portion of the Award shall expire as of the date of the termination of the Grantee’s employment, unless, in the event the Grantee’s separation from service is due to Retirement, the Grantee agrees to, and complies with, the conditions for continued vesting after Retirement as specified in the second paragraph of this Section 2(e)(ii). For these purposes, unless the Grantee agrees to, and complies with, the conditions for continued vesting after Retirement,

A.	the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of full months during which the Grantee has been continually employed since the Grant Date, together with any period during which the Grantee is entitled to receive severance in the form of salary continuation (not to exceed [XX] in the aggregate), and the denominator of which is [XX] (for avoidance of doubt, the period during which the Grantee may receive severance in the form of salary continuation or otherwise shall not affect the determination of the date of the Grantee’s separation from service or the date of payment of any Cash Settlement Payment or dividend equivalent payments); and

B.	full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.

Alternatively, and as additional consideration for the covenant set forth on Appendix B, in the event that a Grantee terminates employment because of the Grantee’s Retirement, (i) after reaching age 60 or older, and having completed at least 5 years of service as an Employee of the Company or of the Predecessor Corporation, and (ii) executes an agreement reasonably acceptable to the Company which agreement binds the Grantee to a restrictive covenant in the form set forth in Appendix B, then on the date that the Award would otherwise have become vested, under the original grant of the Award, that portion of the Award will be deemed to be vested; provided that the Grantee has not at any time since the date of Grantee’s Retirement violated the terms of any restrictive covenant set forth in Appendix A or B (regardless of any Restricted Period set forth therein). If the Grantee does violate such restrictive covenant at any time prior to the date that the Award would otherwise have vested under its original grant terms, such Award will terminate and expire in all respects, without further action by the Company and the Grantee hereby agrees that the Company shall have all of the remedies and rights set forth in Section 2(h) below.

For purposes of this Agreement, the term “Retirement” shall mean the Grantee’s separation from service if, at the time of such separation from service, the Grantee is eligible to commence receipt of retirement benefits under a traditional formula defined benefit pension plan maintained by the Company or an Affiliate (or would be eligible to receive such benefits if he or she were a participant in such traditional formula defined benefit pension plan) or if no such plan is maintained, the first day of the month which coincides with or follows (x) the Grantee’s 60th birthday and (y) the Grantee’s completion of 5 years of service as an Employee of the Company or of the Predecessor Corporation.

(f)	Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Cash Settlement Payments and payment of dividend equivalents shall be satisfied by withholding an amount in cash equal to the minimum statutory tax required to be withheld. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of any Cash Settlement Payment or dividend equivalent payment amounts, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(g)	Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)	Restrictive Covenant Violation. Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A and, if applicable, Appendix B to this Agreement. If the Grantee breaches such restrictions in Appendix A or Appendix B to this Agreement, the Grantee hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Grantee’s Restricted Stock Units will be forfeited or, if the Grantee has received any Cash Settlement Payments (and dividend equivalent payments, if any) prior to the date of such forfeiture, then, in respect of all or any portion of such Restricted Stock Units, an amount equal to the aggregate after-tax amounts (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Grantee received upon the sale or other disposition of, or distributions in respect of, the Grantee’s Restricted Stock Units.

(i)	Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in McLean, Virginia, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)	If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Cash Settlement Payments that would otherwise be payable (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.

(ii)	If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Restricted Stock Units shall vest at the time of the Acceleration Event, but distribution of any Restricted Stock Units (or related dividend equivalents) that constitute deferred compensation for purposes of Section 409A shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of the [XX] day of [Month, Year].

Agreed to:	EXELIS INC.

Grantee

(Online acceptance constitutes agreement)

Dated:	Dated: [Month, Day, Year]

Enclosures

Appendix A

Restrictive Covenants

1.	Non-Solicit.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within twelve months following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(ii) During the Restricted Period, Executive will not, and will not, directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.

(a) The provisions of this Appendix A shall survive the termination of Executive’s employment for any reason.

Appendix B

Additional Restrictive Covenant Upon Retirement

1.	Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within the period during which the Award remains unvested following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing [Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services to military, government and commercial customers within the United States].

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix B shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.

(a) The provisions of this Appendix B shall survive the termination of Executive’s employment for any reason.